EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 26th, 2024, with an effective date as of March 1st 2024 (the "Effective Date"), is made and entered into by and between Boxlight Corporation, a corporation organized under the laws of Nevada (the "Employer"), having its principal offices located at 2750 Premiere Parkway, Duluth GA and Jens Holstebro an individual residing at 920 Chelebrooke Ct, Napa, CA 94559 (the "Employee").
WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, it 1s hereinafter agreed as follows:

1.Term of Employment; Employment at Will.

a.Term of Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment. The Employee shall perform the services specified herein and during the Term (as defined below) at the same location (same arrangement) as currently used, all upon the terms and conditions hereinafter stated. This Agreement may be amended only upon the written consent of the parties hereto.

b.At Will Employment. The Employee acknowledges and agrees that he is an “at-will” employee, and that this Agreement and Employee’s services may be terminated at any time by the Employer upon 30 days prior written notice to the Employee, and such termination may be for any reason or for no reason, with or without “Cause” (as defined below). In the event, Employer shall terminate the employment of Employee without Cause (a “Non-Cause Termination”), the Employer shall pay to the Employee severance pay equal to twelve (12) months of the Base Salary then in effect (the "Severance Payment"), payable either in equal monthly installments over the twelve (12) month period, or in a lump sum at the time of termination, according to choice by the Employee following such Non-Cause Termination.

2.Duties and Responsibilities.

a.General. The Employee shall serve as an executive employee of the Employer, reporting to and subject to the general direction of the Chief Executive Officer (the CEO) of the Employer. The Employee shall have the title of Executive Vice President and General Manager of Employer’s United States Operations with general management responsibility for the day-to-day operating performance of the Employer’s United States profit centers, including, without limitation, (i) the Employer, (ii) Boxlight Inc., (iii) EOSEDU, LLC, and (iv) FrontRow Calypso LLC. The Employee shall have such other duties as are normally associated with the capacity in which the Employee will be serving, as well as such other duties as may be assigned from time to time by the CEO.

b.Time. The Employee shall devote his full working time, attention, and energy to the Business (as defined herein) of the Employer as necessary and appropriate to further the interests of the Employer, other than reasonable time spent during non-working hours performing non-profit and charitable community service. As used herein, the term ''Business" shall include the development and selling of interactive technologies facilitating presentations, meetings, and remote classes in the educational environment and to enterprise customers.

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3.Salary and Bonus.

a.Base Salary. Subject to the provisions of Section 1b above, during the period commencing on the Effective Date and ending March 1st, 2026 (the “Term”), the Employer shall pay to the Employee a salary (the "Base Salary") at an annual rate of (USD)$305,000 Dollars. Such Base Salary shall be paid to the Employee on a semi-monthly basis in accordance with the customary payroll practices of the Employer. Unless the Term shall be extended beyond March 1st, 2026 by mutual agreement of the Employer and Employee and on terms equal or better than offered herein, after March 1st, 2026 this Agreement will become a month-to-month agreement. The Base Salary will be reviewed with the CEO once a year; however, the Base Salary may not be reduced during the Term.

b.Annual Bonus. During the Term of Employment, the Employee will be eligible for a target annual performance bonus (“Annual Bonus”) of $125,000, with a maximum annual bonus of up to $250,000, conditioned upon (i) the Employee is employed with the Company on the last day of the measurement period or when the milestone is achieved and payment earned, (ii) the Employer and its United States based subsidiaries achieving certain reasonable performance targets to be established by the Board and/or the CEO. The Annual Bonus shall be paid in cash, less any applicable tax withholding, not later than 15 days after earned.

4.Incentive Awards and Fringe Benefits.

a.Employee Stock Options. In addition to (and not in lieu of) the Base Salary and Eligible Bonus, during the Term of his employment, the Employee shall be eligible for one or more stock options grants (the “Option”) to purchase shares of the Class A common stock, par value, $0.0001 per share (the “Option Shares”) of the Employer. Such Option Shares shall be issued pursuant to an Option grant agreement issued under the Employer's 2021 Equity Incentive Plan, which Option shall be exercisable at the closing price of the Employer’s Class A common stock, as traded on the Nasdaq Capital Market, on the date of grant (the “Exercise Price”). The Option grant shall allow for cashless exercise so, for example, if the closing price of the Class A common stock of Employer, as traded on Nasdaq or any other national securities exchange on the date of any full or partial exercise of any of the vested Option Shares (the “Closing Price”) shall exceed the Exercise Price, the Employee shall be entitled to receive, for no cash payment, that number of Option Shares based upon the dollar amount by which the Closing Price exceeded the Exercise Price (the “Profit”). Accordingly for the avoidance of doubt, if 50,000 Options were granted to the Employee at an exercise price of $1.00 per Class A share of common stock and the Closing Price was $1.50, the Profit is $0.50 per Option Share so the Employee would then be entitled to receive if he exercised all of the Option, for no cash payment, a total of 25,000 Option Shares. The Option shall be subject to monthly vesting over a two-year period, with full acceleration in the event of a change in control. The Option grant will be subject to approval by the Company’s Board of Directors or its compensation committee.
b.Benefit Plans. In addition to the other compensation payable to the Employee hereunder, and except as otherwise set forth herein, the Employee shall be eligible to participate in all employee benefit plans including medical, disability, 401K and other employee benefit plans and programs generally provided by the Employer to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Employee is eligible for the respective terms of such benefit plans and programs.

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c.Expenses. During the Term of Employment, the Employer shall pay or reimburse the Employee, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business.
d. Car, Telephone and Internet. The Company will provide a car to the Employee for Employee's use. The car brand and model as well as any future cars must be mutually agreed upon between the Employee and the Company and shall be at same or greater brand and/or model as the car previously provided to the Employee by the Company. The Company will pay all expenses in connection with the car less normal deductions and withholdings required by law. The car must be returned to the Company no later than the last day of Employee's employment with the Company, irrespective of the reason for and circumstances of Employee's termination of employment. Unless the Employee has a Company phone or is supplied a Company phone, the Company will also provide the Employee a monthly stipend of $175 for phone and internet related expenses.

e.Vacation. The Employee shall be entitled to five (5) weeks of annual paid vacation per calendar year in accordance with the Employer’s policies.

f.Insurance. During the Term of Employment, the Employee shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, "Employer Plans") from time to time maintained by the Employer, provided that such insurance can be obtained on economically reasonable terms.

5.Termination; Change of Control.

a.Death. If the Employee shall die prior to the expiration of the Term of Employment, the Employer shall have no further obligation hereunder, other than to the Employee or his estate, except the Employer pay to the Employee's estate the amount of the Employee's Base Salary and any Annual Bonus awarded to the Employee accrued to the date of his death. Such payment shall be made promptly after the date of death to the Employee's estate.

b.Disability. If prior to the expiration of the Term of Employment, the Employee shall be prevented, during a continuous period of ninety (90) days (the "Disability Period"), from performing his duties by reason of his physical or mental “disability” described below, the Employer may immediately terminate this Agreement, in which event the Employee shall receive: (i) his Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Company's long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment may be reduced by the amount of any disability income payments the Employee may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Employer and under which the Employee is a beneficiary or participant. The Employee shall continue to have the right to receive his benefits, if any, under any Employer Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated as a result of an employee's permanent disability. Such payments shall be made to the Employee in accordance with its normal payroll policies and schedule.

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For purposes of this Agreement, the Employee shall be deemed to have become disabled when the CEO of the Employer (excluding the Employee or any of his affiliates), upon the diagnosis of a reputable, licensed physician of the Employer's choice, in consultation with the Employee's primary physician, shall have determined that the Employee shall have become unable to perform his duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c.Termination for Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Employer shall have the right to discharge the Employee "for Cause," as defined below, in which event this Agreement shall terminate effective upon such discharge. Upon such termination, neither the Employer nor any other shareholder, officer, director or member of the Employer shall have any further obligation to the Employee or his estate, except that the Employer will pay to the Employee, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the Base Salary earned through the date of termination plus business expenses incurred. In addition, the Employee shall not, after the date of termination, be entitled to receive any further benefits, if any, under any Employer Plans. In the event of termination of the Employee's employment for Cause, neither the Employer nor any member of the Employer shall be obligated to pay, and the Employee shall not be entitled to receive, any Bonus. In addition, all unvested Stock Options shall automatically terminate and expire as of the termination and all vested Stock Options that have not been exercised by the Employee within 90 days after termination shall expire at the end of the 90th day.

For the purposes hereof, the term "Cause" shall mean and be limited to a discharge resulting from any one of the following, and (if Cause is disputed by Employee) as determined by a final court judgment:

(i)the Employee's conviction of a felony or any other crime involving moral turpitude,

(ii)the Employee’s material breach of his covenants set forth in Section 6c and Section 6d, or

(iii)the Employee's failure or refusal to follow the lawful (and taking into account Employee’s position and place of residence, reasonable) policies or directives established by the Employer or the CEO; provided that the CEO shall have first given written notice thereof to the Employee on each occasion describing in reasonable detail the alleged breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of twenty (20) days following receipt of each such notice.

d.Termination Without Cause. In the event that the employment of Employee shall be terminated by the Employer or successor entity without Cause, then and in such event, this

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Agreement shall terminate effective upon such discharge. Upon such termination without Cause, neither the Employer nor any other shareholder, officer, director or member of the Employer shall have any further obligation to the Employee or his estate, except that the Employer will pay to the Employee, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the greater of the amount payable to Employee between the date of termination and the end of the Term or the Severance Payment plus monthly COBRA payments for 12 months. In addition, the Employee shall not, after the date of termination, be entitled to receive any further benefits, if any, under any Employer Plans except for COBRA coverage. In the event of termination of the Employee's employment without Cause, the Employee shall be entitled to receive any accrued Bonus previously granted by Employer but not yet paid as of the date of such termination. In addition, all unvested stock options shall automatically terminate and expire as of the termination and all vested Stock Options that have not been exercised by the Employee within 90 days after such termination shall expire at the end of the 90th day following such termination.

6.Certain Covenants of the Employee

a.Confidential information. The Employee acknowledges that in the course of his employment with the Employer he may receive certain information, knowledge and data concerning the Business of the Employer and its affiliates or pertaining to any individual, firm, corporation, limited liability company, partnership, joint venture, business, organization, or other entity (each, a “Person”) which the Employer may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Employer and its and affiliates acquired in connection with your employment (hereinafter referred to collectively as "Confidential Information"), which the Employer and its affiliates desire to protect. The Employee expressly agrees and understands that such Confidential information is confidential, and agrees not to reveal or disclose or otherwise make accessible such Confidential Infom1ation to anyone outside of the Employer or any affiliate and their respective shareholders, members, officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not Employee is then employed by the Employer, except as may be required by law, regulation or court order.

b.Return of Information. At such time as the Employee shall cease to be employed by the Employer or the Employer for whatever reason or at any other time the Employer may reasonably request, the Employee shall promptly deliver and surrender to the Employer all papers, memoranda, notes, emails, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by Employee or coming into Employee’s possession by or through his or her employment hereunder and relating to the Confidential information referred to in this Section 6 or otherwise relating to the Business, and the Employee agrees that all such materials will at all times remain the property of the Employer.

c.Non-Competition Agreement. By his execution of this Agreement, Employee expressly acknowledges and agrees that the agreements and covenants contained in this Section 6(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Employer and are appropriate in scope and the Business as conducted in

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North America (the "Territory"). Employee covenants and agrees that during the period commencing on the Effective Date and ending on a date which shall be twelve (12) months following the date of termination of the Employee's employment with the Employer, irrespective of the reason for such termination (the "Restricted Period"), Employee shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) render any services to any Person for use in competing with the Employer in connection with the Business in the Territory; or (iii) have an interest in any Person engaged in any business that competes with the Employer in connection with the Business in the Territory, directly or indirectly, in any capacity, including as a shareholder, partner, member, officer, director, manager, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any Person which is publicly traded if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether fom1ed heretofore or hereafter) between the Employer or any of its Affiliates and customers, suppliers or prospects of the Business.

d.Agreement Not to Solicit. For so long as the Employee shall be employed with the Employer and for a period of twelve (12) months following the termination of this Agreement for any reason, the Employee agrees that he will not, either directly or indirectly, through any Person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Employer to leave the employ of the Employer or any affiliate of the Employer to accept employment with the Employee or with such Person with which Employee thereafter becomes affiliated, or (ii) solicit any person or entity which is a customer of the Employer for the purpose of directly or indirectly furnishing services competitive with the Employer.

e.Scope. It is expressly agreed that if any restrictions set forth in this Section 6 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

7.Specific Performance. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement may be inadequate, agrees that the Employer shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

8.Indemnification. Throughout the Term of Employment, the Employer hereby agrees to maintain officers and directors' liability insurance with one or more recognized insurance carriers and to cover the Employee under all of such policies and to provide indemnity to the Employee, in his capacity described in this Agreement, to the fullest extent provided under California Law as provided herein, from and against any and all claims, liabilities, costs,

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expenses, including without limitation the payment by the Employer of all legal fees, court costs and filing fees, as incurred by the Employee (collectively, “Claims"), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Employer, (ii) the failure of the Employer to perform or observe fully any covenant, agreement or provision to be performed or observed by the Employer to any third party, or
(iii) any third-party Claim arising out of or in connection with the operation of the Business of the Employer.

9.Severability. In case of any term, phrase, clause, Section, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several and shall not defeat or impair the remaining provisions hereof.
10.Waiver. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Employee.

11.Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party. Neither the Employee nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are non-assignable and non-transferable. Subject to the provisions of this Section 11, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee's heirs and personal representatives, and the successors and assigns of the Employer.

12.Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

13.Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

14.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the City of San Francisco and state of California and the parties hereto consent to jurisdiction before and waive any objections to the venue of such courts. The Employee agrees to accept service of process in connection with any such action or proceeding by certified or registered mail or by personal delivery, in any manner permitted for a notice in Section 19 below.

15.Attorneys' Fees. Except as otherwise provided in Section 8 above, in the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover

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from the other party or parties upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal and costs incurred in bringing such suit or proceeding.

16.Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a pai1 of this Agreement.

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

18.Employee Representations and Warranties. Employee represents and warrants to Employer that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder,
(ii) Employee has no physical, mental or other disability that would hinder his performance of his duties under this Agreement, and (iii) Employee has had the opportunity to consult with an attorney of Employee’s choosing in connection with the negotiation of this Agreement.
19.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Employee at his residence (as set forth in Employer's corporate records) or to the Employer at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified or registered mail, or one (1) business day after deposit with an overnight courier.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above;

EMPLOYER:

BOXLIGHT CORPORATION

By:
Name: Dale Strang
Title: Chief Executive Officer

EMPLOYEE:

JENS HOLSTEBRO

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